FCC Takes Important Step Towards New Band Plan and Creation of Complement and Backup to GPS
NextNav Thanks FCC for Seeking Public Comment on Innovative Spectrum Solution in Lower 900 MHz Band

Reston, VA, August 6, 2024 – NextNav (Nasdaq: NN), a leader in next generation positioning, navigation, timing (PNT) and 3D geolocation, announced today that the Federal Communications Commission (FCC) released a public notice seeking comment on its innovative spectrum solution in the Lower 900 MHz band (902-928 MHz band).

On April 16, NextNav filed a rulemaking petition asking the FCC to open this proceeding to reconfigure the Lower 900 MHz band and adopt new rules to enable a terrestrial 3D PNT network to complement and back up the Global Positioning System (“GPS”). This rearrangement of the band would also free up 15 MHz of valuable low-band spectrum for 5G broadband while appropriately protecting incumbent operations.

“We appreciate the FCC’s public notice, an important next step in delivering an innovative spectrum solution in the Lower 900 MHz band,” said NextNav CEO Mariam Sorond. “Providing a complement and backup to GPS is critical for safeguarding things we need daily — from location mapping and tracking services to serving as an important tool for locating emergency callers to addressing critical infrastructure and national security needs. Moreover, our plan creates abundance from scarcity in this band by unleashing much-needed spectrum for wireless technology. These common-sense solutions can benefit consumers and our national interests at no cost to taxpayers.”

The FCC has requested comments from the public on this proceeding that are due September 5, 2024, followed by reply comments due September 20, 2024. The Commission then considers the comments and reply comments in developing proposed rules.

NextNav is the primary geographic licensee in the Lower 900 MHz Band and has used its existing licenses to develop industry-leading PNT expertise and products. However, much of this band is underutilized due to a legacy band plan and rules. Reconfiguring the band would pave the way for terrestrial PNT services as a complement and backup to GPS. It also would open 15 MHz of low-band spectrum for 5G broadband.

About NextNav Inc.

NextNav Inc. (Nasdaq: NN) is a leader in next generation positioning, navigation and timing (PNT), enabling a whole new ecosystem of applications and services that rely upon 3D geolocation and PNT technology. Powered by low-band licensed spectrum, NextNav’s positioning and timing technologies deliver accurate, reliable, and resilient 3D PNT solutions for critical infrastructure, GPS resiliency and commercial use cases.

For more information, please visit https://nextnav.com/ or follow NextNav on Twitter or LinkedIn.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to NextNav’s future prospects, developments and business strategies. In particular, such forward-looking statements include the achievement of certain FCC-related milestones and FCC approvals, the ability to realize the broader spectrum capacity and the advancement of NextNav’s terrestrial 3D PNT services, NextNav’s position to drive growth in its 3D geolocation business and expansion of its next generation terrestrial 3D PNT technologies, the business plans, objectives, expectations and intentions of NextNav, and NextNav’s estimated and future business strategies, competitive position, industry environment, potential growth opportunities, revenue, expenses, and profitability. These statements are based on NextNav’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside NextNav’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to, those included in Part II, Item 1A, “Risk Factors” of the Company’s quarterly reports on Form 10-Q, and Part I, Item 1A, “Risk Factors” of the NextNav’s Annual Report on Form 10-K for the year ended December 31, 2023, as well as those otherwise described or updated from time to time in our other filings with the Securities and Exchange Commission (the “SEC”). You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and NextNav undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Source: NN-FIN

Media Contact:
Howard Waterman

hwaterma@nextnav.com

917-359-5505